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                                                             Exhibit 5


                            Rosenman & Colin LLP
                            575 Madison Avenue
                            New York, NY  10022

May 6, 1998

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have been requested by Acclaim Entertainment, Inc. (the "Company"), a Delaware corporation, to furnish our opinion in connection with the Company's Registration Statement (the "Registration Statement") on Form S-3 (Registration No. 333-45071) covering an aggregate of 1,775,400 shares (the "Shares") of common stock, par value $0.02 per share, of the Company to be offered and sold by the selling stockholders named therein.

In connection with the foregoing, we have made such examination as we have deemed necessary for the purpose of rendering this opinion. Based upon such examination, it is our opinion that the Shares have been duly authorized, to the extent issued as of the date hereof, and are validly issued, fully paid and non-assessable and, when issued in accordance with the terms of the settlement agreements or warrants described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

ROSENMAN & COLIN LLP

By   /s/
   -------------------------
     A Partner

JP